                                                                   Exhibit(g)(4)

                                   SCHEDULE A

Bond Index Fund
S&P 500 Stock Fund
Institutional Money Market Fund
LifePath Retirement Portfolio
LifePath 2010 Portfolio
LifePath 2020 Portfolio
LifePath 2030 Portfolio
LifePath 2040 Portfolio
LifePath 2050 Portfolio
Prime Money Market Fund
Government Money Market Fund
Treasury Money Market Fund

Amended and Approved by the Board of Trustees of Barclays Global Investors Funds on March 25-26, 2008.

Schedule A to Barclays Global Investors Funds Custody Agreement